Exhibit 10.2

CABOT CORPORATION

AMENDED AND RESTATED

SUPPLEMENTAL RETIREMENT SAVINGS PLAN

PREAMBLE

Cabot Corporation (the “Corporation”) initially adopted the Cabot Corporation Supplemental Retirement Incentive Savings Plan, a nonqualified supplemental plan, pursuant to a vote of the Board of Directors of the Corporation on February 10, 1984. The Supplemental Retirement Incentive Savings Plan incorporated a supplemental profit-sharing plan previously authorized by the Board of Directors on September 10, 1976. The Supplemental Retirement Incentive Savings Plan was amended and restated effective September 9, 1988, and subsequently amended from time to time. The Corporation adopted the Cabot Corporation Supplemental Employee Stock Ownership Plan pursuant to a vote of the Board of Directors, effective September 9, 1988, and subsequently amended the plan from time to time.

Effective December 31, 2000, the Cabot Corporation Retirement Incentive Savings Plan was merged with and into the Cabot Corporation Employee Stock Ownership Plan, and the combined amended and restated plan was renamed the Cabot Corporation Retirement Savings Plan (the “CRSP”). Further, effective December 31, 2000, the Supplemental Retirement Incentive Savings Plan was merged with and into the Supplemental Employee Stock Ownership Plan, and the combined amended and restated plan was renamed the Cabot Supplemental Retirement Savings Plan (the “Plan”).

The 2008 amendment and restatement of the Plan set forth herein is intended inter alia to conform the Plan to the requirements of Section 409A of the Internal Revenue Code, as amended from time to time, including the transition rules and exemptive relief provisions thereunder (“Section 409A”), and shall be construed consistent with that intent. For purposes of Section 409A compliance, the Plan consists of two parts: (i) amounts deferred on behalf of a Participant that were earned and vested on or after January 1, 2005, including all income, gains and losses credited or charged with respect thereto (“Section 409A deferrals”) and (ii) amounts deferred on behalf of a Participant that were earned and vested on or before December 31, 2004 (including all income, gains and losses credited or charged with respect thereto) (“grandfathered deferrals”). With respect to Section 409A deferrals, the Plan is intended to comply with the requirements of Section 409A and shall be interpreted and administered in a manner consistent with such requirements. With respect to grandfathered deferrals, the Plan is intended to be grandfathered for purposes of Section 409A and therefore exempt from Section 409A.

The provisions of this amended and restated Plan are effective as of January 1, 2009 except with respect to grandfathered deferrals, which will continue to be governed by the terms of the Plan as in effect on December 31, 2004. The grandfathered deferrals have not been amended or modified after October 3, 2004, and a copy of the Plan as in effect on December 31, 2004 is attached hereto as Appendix A.

The purpose of the Plan is to provide benefits to a designated group of managers who are highly compensated employees of the Corporation or its subsidiaries, supplemental to benefits provided under the CRSP. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time.

Except as otherwise specifically provided herein, the rights and benefits, if any, of an individual who was a participant in the Plan (including any component predecessor plan) and who ceased to be a participant on or prior to December 31, 2008, will be determined in accordance with the provisions of the Plan as in effect on the date he or she ceased to be a participant and in accordance with the requirements of Section 409A as applicable.

SECTION 1 Definitions

When used herein, capitalized words and phrases shall have the following meanings. Capitalized words and phrases that are not defined herein shall have the meanings assigned to them in the CRSP.

1.1. “Applicable Matching Percentage” means (i) for any period for which Basic Matching Contributions but no discretionary Matching Contributions are made under Section 6.5(a) of the CRSP, five and five-eighths (5.625%) percent; and (ii) for any period for which discretionary Matching Contributions are made under the CRSP, 5.625% plus the maximum rate (expressed as a percentage of Compensation) at which discretionary Matching Contributions are made for such period with respect to any participant in the CRSP.

1.2. “Beneficiary” means the individual(s) or entity(ies) entitled under Section 3.6 below to receive any benefits hereunder upon the death of a Supplemental Plan Participant.

1.3. “CRSP” means the Cabot Corporation Retirement Savings Plan.

1.4. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.5. “Committee” means the Benefits Committee as defined in the CRSP.

1.6. “Corporation” means Cabot Corporation.

1.7. “Employer” means the Corporation and/or any Affiliated Employer, as required by the context.

1.8. “Memorandum Account” means the account established by the Corporation on behalf of each Supplemental Plan Participant, to which amounts described in Sections 3.1 shall be credited. The Committee shall establish such subaccounts as may be necessary or desirable to implement the terms of this Plan.

1.9. “Plan” means this Supplemental Retirement Savings Plan.

1.10. “Retirement” means Separation from Service with the Corporation and other Affiliated Employers by the Supplemental Plan Participant following attainment of his or her Early Retirement Date or Normal Retirement Date. An individual who has Separated from Service by reason of Retirement shall be treated as having “Retired.”

1.11. “Section 409A” means Section 409A of the Code and guidance issued thereunder.

1.12. “Separation from Service” means and correlative terms mean a “separation from service” (as that term is defined at Treas. Regs. § 1.409A-1(h)) from (i) in the case of a Participant employed by the Corporation, the Corporation and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Corporation under Treas. Regs. § 1.409A-1(h)(3) or (ii) in the case of a Participant employed by an Affiliated Employer other than the Corporation, such Affiliated Employer and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with such Affiliated Employer under Treas. Regs. § 1.409A-1(h)(3).

1.13. “Specified Employee” means a Supplemental Plan Participant who (i) has a Separation from Service in the period beginning July 1 of any given year and ending June 30 of the following year and (ii) was a “key employee” (determined under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on the March 31 immediately preceding such July 1; provided, however, that such Participant will be treated as a Specified Employee hereunder only if on the date of such Participant’s Separation from Service, the Company (or any other corporation forming part of the Employer) is a corporation any stock of which is publicly traded on an established securities market or otherwise.

1.14. “Supplemental Plan Participant” means an individual who participates in the Plan in accordance with Section 2 below.

1.15. “Valuation Date” means any business day the New York Stock Exchange is open for trading and such other date or dates as may be specified by the Investment Committee of the Corporation from time to time.

SECTION 2 Participation

2.1. Participation. Any person who was a participant in the Plan on December 31, 2008, will continue to participate in the Plan in accordance with its terms after such date. Each other individual who is a participant in the CRSP shall begin participation in and shall accrue benefits as provided in Section 3 from the first day of the first month following the date that such individual satisfies either (a) or (b) below, and, with respect to accruals described in Section 3.1(a), also satisfies (c) below.

(a) This Section 2.1(a) is satisfied if such individual’s base salary for any such year (as determined by the Committee), before reduction for deferrals, if any, under the CRSP, the Corporation’s nonqualified Deferred Compensation Plan, or any salary deferral under Sections 125 and 132 of the Code, equals or exceeds the dollar limitation applicable to such year under Section 401(a)(17) of the Code.

(b) This Section 2.1(b) is satisfied if such individual’s Compensation for such year, reduced for deferrals, if any, under the Corporation’s nonqualified Deferred Compensation Plan equals or exceeds the dollar limitation applicable to such year under Section 401(a)(17) of the Code.

(c) This Section 2.1(c) is satisfied if, for such year (or for such portion of the year during which he or she satisfies the requirements of (a) or (b) above) such individual has elected to participate in pre-tax deferrals and/or after-tax contributions under the CRSP to the maximum extent permissible thereunder (taking into account any limitations imposed under the CRSP to comply with the qualification requirements of the Code) and accordingly has received the maximum possible Matching Contribution under the CRSP.

For purposes of Section 3(36) of ERISA, the Plan shall be treated as two separate plans, one of which will be deemed to provide only benefits (if any) in excess of the limitations of section 415 of the Code.

SECTION 3 Benefits

3.1. Credits to Memorandum Accounts.

(a) For each Plan Quarter for which Matching Contributions are made to the CRSP, the Committee shall, as soon as practicable after the close of such quarter accrue to the Memorandum Account of each individual who is a Supplemental Plan Participant for all or any part of such period, an amount equal to the excess of (i) the Applicable Matching Percentage of the Supplemental Plan Participant’s Compensation for such period (such Compensation to be determined, solely for this purpose, without regard to the limitations described in the last paragraph of Section 2.22 of the CRSP, but taking into account the limitations described in Section 2.22(b) of the CRSP), over (ii) the sum of (A) the amount which is actually allocated to the Supplemental Plan Participant’s Matching Contribution Account in the CRSP with respect to such period, plus (B) any additional credit made for the benefit of the Supplemental Plan Participant with respect to such period under Section 4(a)(ii) of the Corporation’s nonqualified Deferred Compensation Plan.

(b) (i) As soon as practicable after the end of each Plan Year, the Committee shall also accrue to each Supplemental Plan Participant’s Memorandum Account an amount equal to the amount (if any) that would have been contributed for the benefit of the Supplemental Plan Participant by his or her Employer under Section 6.6 of the CRSP for such Plan Year had the limitations of Sections 401(a)(17) and 415 of the Code and the corresponding limitations under the CRSP not applied and had such contributions and allocations under the CRSP been based on Compensation increased (but only if Section 2.1(a) is satisfied) by deferrals (if any) under the Corporation’s nonqualified Deferred Compensation Plan, such amount to be reduced by the amount (if any) which is actually contributed and allocated under Section 6.6 of the CRSP to the Supplemental Plan Participant’s Matching Contribution Account.

(c) (ii) As soon as practicable after the last business day of each Plan Quarter, the Committee shall also accrue to each Supplemental Plan Participant’s Memorandum Account an amount equal to the amount (if any) that would have been contributed to the Supplemental Plan Participant’s ESOP Allocation Account by his or her Employer under Sections 7.5 of the CRSP for such Plan Quarter had the limitations of Sections 401(a) (17) and 415 of the Code and the corresponding limitations under the CRSP not applied and had such contributions and allocations under the CRSP been based on Compensation increased (but only if Section 2.1(a) is satisfied) by deferrals (if any) under the Corporation’s nonqualified Deferred Compensation Plan, such amount to be reduced by the amount (if any) which is actually contributed and allocated to the Supplemental Plan Participant’s ESOP Allocation Account under Section 7.5 of the CRSP.

(d) Amounts accrued hereunder shall be converted to units and treated as if invested in the Cabot Stock Fund under the CRSP, except as provided in Section 3.1(e). With respect to each unit credited to a Supplemental Plan Participant’s Memorandum Account (i) for the period prior to a Supplemental Plan Participant’s Separation from Service, an amount equivalent to each cash dividend paid with respect to a share in the Cabot Stock Fund will be treated as being paid and reinvested in the Cabot Stock Fund and (ii) from and after the date of a Supplemental Plan Participant’s Separation from Service, an amount equivalent to each cash dividend paid with respect to a share in the Cabot Stock Fund will be credited to a cash subaccount of such Participant’s Memorandum Account.

(e) From and after the date of a Change in Control, each Memorandum Account shall be treated as if invested (i) in a fixed-income vehicle earning interest at the rate earned by the most currently issued 10-year Treasury Notes on the date of reference or (ii) on such other reasonable basis as the Committee shall determine from time to time; provided, that this paragraph shall operate to change the basis for measuring investment return on Memorandum Accounts upon a Change in Control only if such change would then be consistent with continued exemption of interests hereunder from the definition of “derivative securities” under Rule 16a-1(c) promulgated under the Securities Exchange Act of 1934, as amended (or any successor Rule). The earnings shall be determined and shall accrue as of each Valuation Date until all amounts have been paid to or on behalf of the Supplemental Plan Participant.

3.2. Amount, Form and Timing of Benefit Payments.

(a) In General. In the event of a Supplemental Plan Participant’s Separation from Service with the Employer for any reason, his or her vested balance under the Plan shall be paid, in the case of a single payment, within 60 days following such Separation or, in the case of annual installment payments, the first installment payment shall be made within 90 days following such Separation from Service, with subsequent payments made in January of each year thereafter. Notwithstanding the above, in the case of a Supplemental Plan Participant who is a Specified Employee, payment shall be made, in the case of a single payment, on the date that is six (6) months following the date of such Separation or, in the case of annual installment payments, the first payment shall be made on the date that is six (6) months following such Separation, with subsequent payments made in January of each year thereafter.

All amounts payable hereunder shall be paid in cash or whole shares of common stock of the Corporation as follows:

(i) If a Supplemental Plan Participant was employed by the Employer on or after January 1, 2002, then payment shall be made in common stock; and

(ii) If a Supplement Plan Participant terminated employment with the Employer prior to January 1, 2002, then such payment shall be made in cash, unless such individual irrevocably elected, at such time and in such manner as prescribed by the Committee, to receive payment in common stock. A Supplemental Plan Participant shall be entitled to make one such election.

Paragraphs (i) and (ii) above, notwithstanding, amounts represented by fractional shares of common stock shall be paid in cash.

For purposes of this paragraph, the vested balance of a Supplemental Plan Participant’s benefit under the Plan shall mean:

(i) in the event of a Supplemental Plan Participant’s termination of employment with the Employer by reason of Retirement, death or becoming a Disabled Participant, the entire balance of his or her Memorandum Account; and

(ii) in the event of a Supplemental Plan Participant’s termination of employment with the Employer other than by reason of Retirement, death or becoming a Disabled Participant, the product of (A) the balance of his or her Memorandum Account determined under Section 3.1, times (B) the percentage representing the vested interest of such Supplemental Plan Participant in his or her CRSP Account as determined under the vesting rules applicable to a Supplemental Plan Participant’s Matching Account, Discretionary Contributions Account, and ESOP Allocation Account under the CRSP.

(b) Form-of-Payment Election. A Supplemental Plan Participant may elect to receive his or her benefits payable under the Plan in either a single payment or in annual installments for 3, 5 or 10 years (a “form-of-payment election”). Any person who is or was a Supplemental Plan Participant on December 31, 2008 and who has Section 409A deferrals under the Plan shall deliver a form-of-payment election in writing in a form and manner acceptable to the Committee on or before December 31, 2008. Such form-of-payment election will become irrevocable on December 31, 2008 (subject to Section 3.2(d)) and will be effective with respect to all Section 409A deferrals of the Supplemental Plan Participant. A Supplemental Plan Participant who first becomes eligible to participate in the Plan on or after January 1, 2009 shall make a form-of-payment election in accordance with Section 3.2(c). If a Supplemental Plan Participant does not make any election with respect to the payment of his or her Memorandum Account, then such benefits shall be paid in a single payment as described in Section 3.2(a). If the Supplemental Plan Participant’s Memorandum Account is to be distributed in installments, the amount of each installment shall be calculated so as to result in equal installments over the installment period by (1) dividing the balance of the Supplemental Plan Participant’s Memorandum Account on the date of Separation from Service by the closing price of one share of Cabot common stock on the New York Stock Exchange on such date and (2) dividing the amount obtained in (1) by the number of installments to be paid. Any amount(s) credited to a cash subaccount pursuant to Section 3.1(d) shall be paid in cash with the installment payment next following the date such amount is credited to the subaccount. Except as provided below in Section 3.2(f), a Supplemental Plan Participant may have only one form-of-payment election in effect at any time with respect to his or her Memorandum Account and such election shall control the manner in which the entirety of the Account will be paid.

(c) First Year of Participation. Notwithstanding Section 3.2(b) above, an individual who first satisfies the eligibility criteria of the Plan during the course of a calendar year and accordingly accrues a benefit under Section 2.1 for such calendar year may make a form-of-payment election by delivering to the Committee or its designee an election in writing, in a form and manner acceptable to the Committee or its designee, by December 31 of such calendar year, and such election shall govern the payment of any benefits accrued during such calendar year and subsequent years. If a Supplemental Plan Participant does not make any election with respect to the payment of his or her Memorandum Account, then such benefits shall be paid in a single payment as described in Section 3.2(a). This Section 3.2(c) is intended to comply with Treas. Regs. § 1.409A-2(a)(7)(iii) (relating to first year of eligibility in excess benefit plans), and shall be construed accordingly.

(d) Election Changes in General. The Supplemental Plan Participant may change his or her form-of-payment election by submitting a new election to the Committee or its designee, provided, that no election made under this Section 3.2(d) shall take effect until twelve (12) months after it is made. Except as provided in Section 3.2(e) below, if a Supplemental Plan Participant changes a form-of-payment election, payment or commencement of payment of the benefit payable under the new form-of-payment election shall be delayed by five years measured from the date on which the pre-change form of payment would have been made or commenced. For example, (A) under a valid change in payment form from a single payment to installments, the first installment payment shall be made five years after the date the single payment would otherwise have been paid, and (B) under a valid change from an installment form of payment to a single payment, the single payment shall be paid five years after the first installment would have been made. Any change election made in accordance with this Section 3.2(d) shall be binding on the Supplemental Plan Participant when made and may be altered only by a subsequent change election that complies with the requirements of this Section 3.2(d).

(e) Section 409A Transition Period. Notwithstanding the above, a Supplemental Plan Participant may, consistent with the transition rules under Section 409A, change a form-of-payment election without regard to the limitations of Section 3.2(d) above if such election is made in writing in a form and manner acceptable to the Committee or its designee on or before December 31, 2008; provided, however, that such election will not be effective with respect to a Supplemental Plan Participant who Separates or Separated from Service in the same calendar year in which such election is made.

(f) Grandfathered Deferrals. Notwithstanding the above, (i) a form-of-payment election as described in Section 3.2(b), (ii) a changed form-of-payment election as described in Section 3.2(d) and (iii) a transition election as described in Section 3.2(e) in each case will apply only to the portion of a Supplemental Plan Participant’s Memorandum Account that is attributable to Section 409A deferrals as defined in the Preamble of the Plan. A Supplemental Plan Participant may elect a form of payment or change a form-of-payment election with respect to grandfathered deferrals only in accordance with the terms of the Plan as in effect on December 31, 2004 (Appendix A). Accordingly, and notwithstanding anything herein to the contrary, a Supplemental Plan Participant who has both grandfathered and Section 409A deferrals under the Plan may have separate form-of-payment elections in effect at one time with respect to each type of deferral.

(g) Accounts less than $50,000. Notwithstanding a Participant’s election under Section 3.2(b) to receive installment payments, if the present value of the amount to be paid in installments as calculated pursuant to Section 3.2(b) is less than $50,000 at the time of the Participant’s Separation from Service, the Committee shall distribute the vested balance of such Participant’s Memorandum Account in a single payment within 60 days following such Separation.

(h) Death of Participant. If a Supplemental Plan Participant dies while still employed by the Employer, or following a Separation from Service but prior to the complete distribution of his or her vested benefit, the vested balance of the Supplemental Plan Participant’s account shall be paid to his or her Beneficiary in a lump sum as soon as reasonably practicable, but no later than 60 days, following such Participant’s death; provided, however, that the Company shall not be liable to the Participant nor to the estate nor beneficiary of the Participant, by reason of any acceleration of income or additional tax under Section 409A of the Code, or for any other reason in connection with the timely payment of any amount under this Section 3.2(h). The Committee reserves the right to request a certified death certificate or other confirmation of death satisfactory to the Committee at its discretion with respect to a payment to be made to the Participant’s Beneficiary, and if so requested by the Committee, the provision of such confirmation of death shall be a precondition to payment to the Participant’s Beneficiary.

3.3. Nature of Memorandum Account. The Memorandum Account maintained by the Corporation for a Supplemental Plan Participant shall be a book-entry account only, shall hold no actual shares of the Corporation’s stock, and shall represent no interest in or ownership of any such stock. Supplemental Plan Participants shall have no voting rights or any other shareholder rights by reason of participation in this Plan.

3.4. No Payment While Employed. No amounts accrued hereunder on behalf of a Supplemental Plan Participant may be distributed prior to his or her Separation from Service with the Employer. If a Supplemental Plan Participant who Separated from Service returns to the employ of the Employer, any benefits remaining to be paid to such Supplemental Plan Participant shall continue to be paid pursuant to Section 3.2 as if no such reemployment had occurred.

3.5. Benefits Unfunded. This Plan shall not be construed to create a trust of any kind or a fiduciary relationship between any Employer and a Supplemental Plan Participant. Neither Supplemental Plan Participants nor their beneficiaries, nor any other person, shall have any rights against any Employer or its assets in respect of any benefits hereunder, other than rights as general creditors. Nothing in this Section 3.5, however, shall preclude an Employer from establishing and funding a trust for the purpose of paying benefits hereunder, if such trust’s assets are subject to the claims of the Employer’s general creditors in the event of bankruptcy or insolvency.

3.6. Designation of Beneficiary. A Supplemental Plan Participant may designate, in writing, one or more beneficiaries under this Supplemental Plan, who may be the same as or different than those named under the CRSP to receive benefits, if any, payable upon the Supplemental Plan Participant’s death; provided, that in the case of a Supplemental Plan Participant who is married at time of death, the Supplemental Plan Participant’s surviving spouse shall be treated as the sole Beneficiary unless he or she has consented (in accordance with procedures similar to those in the CRSP relating to spousal consent) to the designation of one or more other Beneficiaries. In the absence of any beneficiary so designated, benefits payable following death shall be paid to the Supplemental Plan Participant’s surviving spouse, if any; if none, to such person or persons (including the decedent’s estate) as are designated to receive any benefits remaining to be paid under the CRSP; or if none of the foregoing, to such person or persons as shall be designated by the Committee.

SECTION 4 Certain Forfeitures

4.1. Termination for Cause. Notwithstanding anything to the contrary in this Plan, benefits payable hereunder shall be forfeited by the Supplemental Plan Participant if the Supplemental Plan Participant’s Separation from Service was requested by the Employer and the termination was determined by the Committee to be for “cause.” For purposes of this Plan, “cause” shall mean any action or failure to act by the Supplemental Plan Participant which the Committee in its sole discretion determines to have constituted negligence or misconduct in the performance of the Supplemental Plan Participant’s duty to his or her Employer. Notwithstanding the foregoing provisions of this Section 4.1, in respect of any termination of a Supplemental Plan Participant’s employment requested by an Employer within the two-year period immediately following a Change in Control, “cause” shall mean only (i) the willful and continued failure by the Supplemental Plan Participant to substantially perform his or her duties with his or her Employer, after a written demand for substantial performance is delivered to the Supplemental Plan Participant by the Employer which demand specifies the manner in which the Employer believes that the Supplemental Plan Participant has not substantially performed the Supplemental Plan Participant’s duties, or (ii) the willful engaging by the Supplemental Plan Participant in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise. For purposes of clauses (i) and (ii) of the preceding sentence, no act, or failure to act, on the Supplemental Plan Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Supplemental Plan Participant not in good faith and without reasonable belief that the Supplemental Plan Participant’s act or failure to act was in the best interest of the Employer.

4.2. Other Separations from Service. In the event of a Supplemental Plan Participant’s Separation from Service other than by reason of death, Retirement or becoming a Disabled Participant, that portion of his or her Memorandum Account balance that is not payable under Section 3.2(a) shall be promptly forfeited. If such Supplemental Plan Participant is later reemployed by the Employer under circumstances entitling him or her to a restoration of all or a portion of his or her account balance under the CRSP, the Committee shall make an appropriate corresponding restorative adjustment to his or her Memorandum Account hereunder.

SECTION 5 Administration

5.1. Duties of Committee. This Plan shall be administered by the Committee in accordance with its terms and purposes. The Committee shall determine, in accordance with Section 3 hereunder, the amount and manner of payment of the benefits due to or on behalf of each Supplemental Plan Participant from this Plan and shall cause them to be paid by the Corporation accordingly. The Committee may delegate its powers, duties and responsibilities to one or more individuals (including in the Committee’s discretion employees of one or more Affiliated Employers) or one or more committees of such individuals.

5.2. Finality of Decision. The decisions made by and the actions taken by the Committee in the administration of this Plan shall be final and conclusive with respect to all persons, and neither the Committee nor individual members thereof, nor its or their delegates hereunder, shall be subject to individual liability with respect to this Plan.

5.3. Benefit Claims; Appeal and Review.

(a) If any person believes that he or she is being denied any rights or benefits under this Plan, such person may file a claim in writing with the Committee or its designee. If any such claim is denied the Committee or its designee will notify such person of its decision in writing. Such notification shall be written in a manner calculated to be understood by such person and will contain (i) specific reasons for denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review.

Such notification will be given within 90 days after the claim is received by the Committee or its designee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim by the Committee.

(b) Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Committee for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

SECTION 6 Amendment and Termination

6.1. Amendment and Termination. While the Corporation intends to maintain this Plan in conjunction with the CRSP for as long as it deems necessary, the Board of Directors reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate; provided, that no such amendment shall reduce the balance of any Supplemental Plan Participant’s Memorandum Account as of the Valuation Date next preceding the date of such amendment unless the Supplemental Plan Participant consents to such reduction.

Notwithstanding any other provision hereunder, during the two-year period immediately following a Change in Control, this Plan may not be terminated, altered or amended in a way that would decrease future accrual of, eligibility for, or entitlement to, benefits hereunder. This Section 6.1 may not be altered or amended during that same two-year period in any way except with the prior written consent of all of the then Supplemental Plan Participants.

Upon termination of the Plan, payments hereunder shall be accelerated only to the extent permitted by Section 409A.

SECTION 7 Miscellaneous

7.1. No Employment Rights. Nothing contained in this Plan shall be construed as a contract of employment between any Affiliated Employer and a Supplemental Plan Participant, or as giving any Supplemental Plan Participant the right to be continued in the employment of an Affiliated Employer, or as a limitation of the right of an Affiliated Employer to discharge any Supplemental Plan Participant, with or without cause.

7.2. Assignment. Subject to the provisions of this Plan relating to payment of benefits upon the death of a Supplemental Plan Participant, the benefits payable under this Plan may not be assigned, alienated, transferred, pledged, or encumbered.

7.3. Withholding, Etc. Benefits payable under this Plan shall be subject to all applicable federal, state or other tax withholding requirements. To the extent any amount credited hereunder to a Supplemental Plan Participant’s account is treated as “wages” for FICA/Medicare or FUTA tax purposes on a current basis (or when vested), rather than when distributed, all as determined by the Committee, then the Committee shall require that the Supplemental Plan Participant either (i) timely pay such taxes in cash by separate check to his or her Affiliated Employer, or (ii) make other arrangements satisfactory to such Employer (e.g., additional withholding from other wage payments) for the payment of such taxes. To the extent a Supplemental Plan Participant fails to pay or provide for such taxes as required, the Committee may suspend the Supplemental Plan Participant’s participation in the Plan or reduce amounts credited or to be credited hereunder.

7.4. Distribution of Taxable Amounts. Anything in the Plan to the contrary notwithstanding, in the event an amount deferred under the Plan gives rise to an income inclusion under Section 409A, or state, local or foreign tax obligations, or the income tax at source on wages imposed under Section 3401 prior to the time otherwise payable hereunder, an amount equal to the aggregate amount of such income inclusion (in the case of a Section 409A income inclusion) or the aggregate amount of such taxes shall be paid from the affected Supplemental Plan Participant’s Memorandum Account to such Supplemental Plan Participant or Beneficiary, in each case to the extent permitted by Section 409A. Any amount to the credit of a Supplemental Plan Participant’s Account shall be determined to be includible in income under Section 409A upon the earlier of:

(a) determination by the Internal Revenue Service addressed to the Supplemental Plan Participant or Beneficiary which is not appealed; or

(b) a final determination by the United States Tax Court or any other Federal Court affirming any such determination by the Internal Revenue Service that amounts credited to a Supplemental Plan Participant’s Account are includible in income under Section 409A.

7.5. No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Corporation, Affiliated Employer, the Committee, or any other person or entity that the assets of the Corporation or Affiliated Employers will be sufficient to pay any benefits hereunder. No Supplemental Plan Participant shall have any right to receive a benefit payment under the Plan except in accordance with the terms of the Plan.

The Corporation, Affiliated Employers, and Committee do not in any way guarantee any Supplemental Plan Participant’s Memorandum Account against loss or depreciation, whether caused by poor performance of an earnings measure or by any other event or occurrence. In no event shall the employees, officers, directors, or stockholders of the Corporation or Affiliated Employers be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Supplemental Plan Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment hereunder.

7.6. Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.

Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation and Affiliated Employers and the Plan therefor.

7.7. Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Corporation nor Affiliated Employers, nor any individual acting as employee or agent of the foregoing, nor the Committee shall be liable to any Supplemental Plan Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan. Neither the Corporation nor any of its officers or directors, nor any other person charged with administrative responsibilities under the Plan, shall be liable to any employee or former employee of the Corporation, or to any spouse or other beneficiary of any such employee or former employee, by reason of the failure of any benefit hereunder to comply with the requirements of Section 409A.

7.8. Provisions to Facilitate Plan Operations. If it is impossible or difficult to ascertain the person to receive any benefit under the Plan, the Committee may, in its discretion and subject to applicable law, direct payment to the person it deems appropriate consistent with the Plan’s purposes; or retain such amounts in the Plan for payment to a court pending judicial determination of the rights thereto. Any payment under this Section 7.8 shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

7.9. Correction of Payment Mistakes. Any mistake in the payment of a Supplemental Plan Participant’s benefits under the Plan may be corrected by the Committee when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Committee (e.g., adjustment in the amount of future benefit payments, repayment to the Plan of an overpayment, or catch-up payment to a Supplemental Plan Participant for an underpayment). In appropriate circumstances (e.g., where a mistake is not timely discovered), the Committee may waive the making of any correction. A Supplemental Plan Participant or Beneficiary receiving an overpayment by mistake shall repay the overpayment if requested to do so by the Committee.

7.10. Schedules. The Committee may by Schedule modify the benefits available hereunder to one or more specified individuals. The provisions of each such Schedule shall, with respect to the individual or individuals thereby affected, be deemed a part of the Plan and shall be incorporated herein.

7.11. Law Applicable. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, this instrument is executed this 31st day of December, 2008.

CABOT CORPORATION

By:	/s/ Robby D. Sisco
Vice President, Human Resources

APPENDIX A

[copy of December 31, 2004 Plan document]